NEWS RELEASE
FOR IMMEDIATE RELEASE

SINOBIOMED SUBSIDIARY’S PRODUCTION FACILITY CERTIFIED
BY CHINESE STATE FOOD AND DRUG ADMINISTRATION

RECOMBINANT HUMAN ACIDIC FIBROBLAST GROWTH FACTOR
(rhaFGF) PRODUCTION PLANT RECEIVES GOOD MANUFACTURING
PRACTICE (GMP) APPROVAL

Shanghai, China -June 12, 2007 - Sinobiomed Inc. (“Sinobiomed”, or “the Company”) (OTCBB: SOBM) is pleased to announce that the Chinese State Food and Drug Administration (SFDA) has certified the lyophilized recombinant human acidic fibroblast growth factor for external use (rhaFGF) production plant of Shanghai Wanxing Bio-pharmaceuticals Co. Ltd. (SinoBiomed’s 82-percent owned subsidiary) as a Good Manufacturing Practice (GMP) facility.

The 2,500-square-meter plant passed the local GMP re-certification inspection that the SFDA conducted from May 30 to June 1. The facility will begin production of rhaFGF, which is a drug used in the treatment of ulceration including deep burns (more than 2nd degree burns) and chronic ulcers caused by wounds, diabetes, vascular diseases and bed sores, in the latter half of 2007. Shanghai Wanxing received the new drug certificate and manufacturing approval of rhaFGF from the SFDA earlier this year.

In meeting Chinese national drug GMP certification standards, the plant’s heating ventilation air conditioning system achieved a grade of 100 in the SFDA’s air cleanliness classification, equivalent to a B grade in the U.S. air cleanliness classification. The facility has one of China’s largest production capacities.

The certification authorizes the rhaFGF production plant for a five-year term, ensuring quality control for the product as Shanghai Wanxing launches large-scale manufacturing and expands national and international distribution.

ABOUT SINOBIOMED INC.

Sinobiomed Inc. is a leading Chinese developer of genetically engineered recombinant protein drugs and vaccines. Based in Shanghai, Sinobiomed currently has 10 products approved or in development: two on the market, one approved and awaiting a GMP certificate prior to market introduction, four in clinical trials and three in research and development. The Company’s products respond to a wide range of diseases and conditions, including malaria, hepatitis, surgical bleeding, cancer, rheumatoid arthritis, diabetic ulcers and burns, and blood cell regeneration. (www.sinobiomed.com)

Contact:

Sinobiomed Investor Relations
Toll Free: 1-866-588-0829
Email: info@sinobiomed.com

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Sinobiomed Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Sinobiomed Inc. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Sinobiomed Inc. does not undertake any obligation to update any forward-looking statement, except as required under applicable law.